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DUSA PHARMACEUTICALS, INC.

FOR IMMEDIATE RELEASE

DUSA REPORTS RECEIPT OF $15,000,000 FROM SCHERING AG

WILMINGTON, MASSACHUSETTS DECEMBER 21, 2000 - DUSA Pharmaceuticals, Inc. (NASDAQ
NMS: DUSA) reported today that it has received $15,000,000 from Schering AG (NYSE: SHR) in milestone and other payments, based upon the parties' Marketing, Development and Supply Agreement of November 1999. The payments consist of a $7 million milestone, and $8 million as an unrestricted research grant for use by DUSA at its discretion. These are the final payments related to DUSA's initial products, the LEVULAN(R) KERASTICK(R) 20% topical solution, and the BLU-U(TM) brand light device, for the treatment of non-hyperkeratotic actinic keratoses (AK's) of the face or scalp.

On an on-going basis, DUSA will receive royalties and supply fees from Schering AG based upon the sales levels of the KERASTICK(R). DUSA retains responsibility for BLU-U(TM) leasing/renting to physicians, manufacturing, installation and maintenance, including all revenues and costs associated with these activities.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "With the recent product launch well underway, and approximately $75 million of cash and US Government securities now on hand, DUSA is well-positioned to move forward aggressively on the development of our core LEVULAN(R) PDT and Photodetection (PD) technology platform. In dermatology, this will be in partnership with Schering AG, while for internal indications, DUSA will work independently or with corporate partners. DUSA may also consider licensing and/or acquiring complementary products and/or businesses."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA's receipt of royalties and supply fees from Schering AG, implications of receipt of revenues from BLU-U(TM) activities, expectations concerning new dermatology and internal research and development programs and other potential uses for its funds. Such risks and uncertainties include, but are not limited to, development and maintenance of a market by DUSA's dermatology marketing partner, competitive products, reimbursement by third-party payors, scientific risks associated with drug and device development programs, regulatory risks, and other risks identified in DUSA's SEC filings from time to time.

For further information contact: D. Geoffrey Shulman, MD, President & CEO or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059 Fax
416.363.6602 or visit www.dusapharma.com